Exhibit 99.1

DPW Holdings Announces that It Has Complied with All Requirements of the Final Order in the Derivative Action and that Howard Ash Joins Its Board of Directors

Newport Beach, CA, August 14, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced that the Company has complied with all requirements of the Final Order in the Derivative Action and that Howard Ash has joined its board of directors (the “Board”).

As previously disclosed, the United States District Court in the Central District of California (the “Court”) issued a preliminary order on April 15, 2020 (the “Preliminary Order”) approving a Motion for Preliminary Approval of Settlement in the derivative action filed on July 31, 2018. The Preliminary Order approved a definitive settlement agreement dated February 24, 2020 (the “Settlement Agreement”), that was intended to settle the derivative litigation captioned Ethan Young and Greg Young, Derivatively on Behalf of Nominal Defendant, DPW Holdings, Inc. v. Milton C. Ault, III, Amos Kohn, William B. Horne, Jeff Bentz, Mordechai Rosenberg, Robert O. Smith, and Kristine Ault and DPW Holdings, Inc., as the nominal defendant (Case No. 18-cv-6587) (the “Derivative Action”).

As previously disclosed, the Company subsequently announced the issuance of the final order (the “Final Order”), which approved the terms of the Settlement Agreement. On July 16, 2020, the Court entered a Judgment based upon the Final Order (the “Judgement”).

Under the terms of the Final Order approving the Settlement Agreement, the Board has implemented certain reforms to the Company’s bylaws, committee charters, corporate governance policies, and the composition of the Board, including the resignation of Amos Kohn as a member of the Board and as the Company’s President and the appointment of two new independent directors, one of whom, Ms. Jodi Brichan, was appointed to the Board on December 30, 2019. As of August 13, 2020, the Company had fully complied with its obligations under the Final Order and the Judgment.

On August 13, 2020, as noted above, the Company appointed Mr. Ash to the Board.

Mr. Ash will also serve on the audit, compensation and nominating and governance committees.

“I am delighted to join the board of DPW Holdings, Inc. I look forward to bringing my experience to the board and playing a role in the continuing development of the company in realizing and fulfilling its vision,” said Howard Ash.

DPW’s CEO and Chairman, Milton “Todd” Ault, III said, “We are excited to have Howard join our board. We will greatly benefit from his CEO and public company board experience as well as his global operations expertise as DPW continues to execute its strategy of diversified, profitable global growth,” he adds.

Howard Ash is an accomplished executive with extensive experience in business and finance, who served as CEO, COO and CFO to a variety of high profile, international companies. Mr. Ash continues to serve as Chairman of Claridge Management since 2000. Mr. Ash was a director of Net Element, Inc., (NASDAQ-NETE) from June 13, 2016 through July 13, 2020 serving as Chairman of both the Audit and Compensation committees, as well as the Nominating and Governance Committees during his tenure. He served as Chief Operating Officer of BioCard Corporation from 1997 to 2007. He served as Chief Operating Officer of CITA Americas, Inc. from 1996 to 1997. Mr. Ash served as Chief Executive Officer of IEDC Marketing, Inc. from 1992 to 1996. He held a CFO/Chief Strategist position at Abrams, Ash & Associates from 1990 to 1992. Mr. Ash currently serves on the Advisory Board of the UK based E2Exchange, the Institute of Entrepreneurs, since 2011, and is the only non-UK citizen holding that position. Mr. Ash served from 2009 to 2014 in a senior development and strategic capacity for One Laptop Per Child, a global NGO created to provide educational opportunities providing laptops to the world’s poorest children. Prior Chairmanships include the 2009 through 2012 term for the Sturge Weber Foundation, a non-profit organization dedicated to curing this rare but fatal syndrome affecting children. Previously, Mr. Ash was an Advisory Board Member to Edge Global Investment Limited which forged a strategic partnership with the Africa Forum, consisting of 37 former Heads of State and Government. Mr. Ash started an interest-free micro-loan society in 1987 that has provided more than $15 million in micro-loans throughout the United States and Israel. In 1999, Mr. Ash founded the Circle of Life Resource Center, Inc., a food bank in Miami, Florida that feeds several hundred families per week. Howard earned a Bachelor of Commerce degree, with Honors in Accounting and Law from the University of Witwatersrand (South Africa) in 1980. The Company believes that Mr. Ash’s extensive experience as a business and finance executive and member of multiple oversight bodies, provides him with the necessary skills to be qualified to serve as a director of the Company.

While Amos Kohn resigned as a member of the Board and as the Company’s President, he remains the President and CEO of the Company’s wholly-owned subsidiary, Coolisys Technologies Corp. The Company acknowledges and thanks Amos for his more than a decade of service as President and looks forward to exciting developments expected from his continued leadership at Coolisys Technologies Corp.

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235